Exhibit 99.1

SPECIAL COMMITTEE OF NORDSTROM BOARD ANNOUNCES THE RECEIPT AND REJECTION OF AN INDICATIVE PROPOSAL TO ACQUIRE THE COMPANY

SEATTLE, WA — March 5, 2018 — The Special Committee of the Board of Directors of Nordstrom, Inc. (NYSE: JWN) announced today that it has been notified by a group consisting of members of the Nordstrom family – Company Co-Presidents Blake W. Nordstrom, Peter E. Nordstrom, and Erik B. Nordstrom, President of Stores James F. Nordstrom, Chairman Emeritus Bruce A. Nordstrom, and Anne E. Gittinger (the “Group”) that the Group intends to submit a proposal to purchase all of the outstanding shares of common stock of the Company not already owned by the Group, and approximately 21% of the shares owned by the Nordstrom family members in the Group, for $50.00 per share in cash.

The Special Committee has reviewed the Group’s indicative acquisition proposal, in consultation with its financial advisor and legal counsel, and has determined that the price proposed is inadequate. The Special Committee has directed its advisors and management not to provide further due diligence information to the Group. Furthermore, unless the Group can promptly and substantially improve the price it is proposing to pay for the Company, the Special Committee intends to terminate discussions.

The Special Committee is committed to protecting the interests of the Company and all of its shareholders. The Special Committee is being advised by Centerview Partners LLC as financial advisor and Sidley Austin LLP as legal counsel.

No assurances can be given regarding the terms and details of any transaction, that any proposal made by the Group will be accepted by the Special Committee, that definitive documentation relating to a transaction will be executed, or that a transaction will be consummated in accordance with that documentation, if at all. The Company undertakes no obligation to update or revise this press release to reflect subsequent events, new information or future circumstances, except as required by law.

Special Committee of the Board of Directors of Nordstrom:

Sard Verbinnen & Co

Meghan Gavigan/Emily Claffey/Alyssa Linn

415.618.8750/212.687.8080